Astoria Financial Corporation Cancels its Participation in Barclays Investor Conference in London

LAKE SUCCESS, N.Y., May 19, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), announced today that it will not be participating in the Barclays Capital Americas Select Conference in London, England on Monday, May 23, 2011 as previously announced. Astoria's President and Chief Operating Officer, Monte N. Redman, will not be able to travel to London and, therefore his presentation scheduled to begin at 8:00 a.m. British Summer Time (3:00 a.m. Eastern Daylight Time) has been cancelled.

Astoria Financial Corporation, with assets of $17.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com